Exhibit 99

Dillard’s, Inc. Provides Recap of Key Financial Strengths

LITTLE ROCK, Ark.--(BUSINESS WIRE)--October 31, 2008--Dillard’s, Inc. (NYSE: DDS) (“Dillard’s” or the “Company”) responded today to concerns raised regarding its financial strength.

We reiterate our belief that the best way to serve the long-term interests of all stakeholders is to operate our business conservatively in light of the near-term economic uncertainty. Accordingly, we would like to highlight the following:

  We maintain a $1.2 billion revolving credit facility with JP Morgan Chase Bank as the lead agent. The credit agreement expires December 12, 2012. There are no financial covenants under this facility provided availability exceeds $100 million. Even at peak working capital requirements in late November, availability should well exceed $500 million.
  After we pay the $100 million 6.625% notes maturing on November 15, 2008, total maturities of long-term debt over the next two years are less than $26 million.
  We have announced the closure of 20 under-performing stores in 2008 to date. This action will result in over $50 million less working capital requirement from inventory alone. We are continually evaluating the store base and anticipate more closures in 2009.
  New store openings in 2009 have been reduced to two compared to ten in 2008. Capital expenditures for 2009 have been trimmed to approximately $120 million from approximately $204 million in fiscal 2008 following $396 million in fiscal 2007. Rating agency metrics ignore the greatly enhanced cash flows from this significant reduction in capital expenditures.
  We expect over $50 million of savings in advertising, selling, administrative and general expenses in fiscal 2008 as a result of measures implemented earlier in the year. We continually review our expenses for additional reduction.

Dillard’s remains committed to maintaining our conservative financial posture as we navigate the most challenging economic time in modern history. At the same time, we remain focused on presenting exciting, differentiated choices in fashion and on serving our customers exceptionally well during the important upcoming holiday season.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. Statements made in this release regarding the Company’s expected availability under its revolving credit agreement, expected long-term debt payment, closure of under-performing stores and resulting working capital reduction, store opening and capital expense estimate for 2009, and expected savings in advertising, selling, administrative and general expenses are examples of forward looking statements. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in operating expenses, including employee wages, commission structures and related benefits; potential disruption from terrorist activity; and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its report on From 10-K for the fiscal year ended February 2, 2008, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations